Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Keysight Technologies, Inc. (“we,” “our,” “us,” or “Keysight”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.
DESCRIPTION OF COMMON STOCK
General
Our authorized capital stock consists of one billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share, none of which were outstanding as of that date. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights.
Dividend Rights
Subject to any preferential rights of any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.
Liquidation Rights
If there is a liquidation, dissolution or winding up of Keysight, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
Other Rights and Preferences
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Listing
Our common stock is traded on the New York Stock Exchange under the symbol “KEYS.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company.
Preferred Stock
Keysight’s board of directors has the discretion, subject to limitations prescribed by the DGCL and by Keysight’s Amended and Restated Certificate of Incorporation, to determine the designations, powers, rights, preferences, privileges, qualifications, limitations and restrictions, including voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights and liquidation preferences, of each series of preferred stock.

Effect of Certain Provisions of the Delaware Anti-Takeover Statute and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of the DGCL and Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult to acquire Keysight by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Keysight to first negotiate with our board of directors. Keysight believes that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Keysight outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
Keysight is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Keysight’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Keysight’s stockholders.
Classified Board
Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our board of directors is divided into three classes, with the three classes each serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Subject to the rights of holders of any then-outstanding series of preferred stock, Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors will be fixed exclusively by resolution of the board of directors.
At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Keysight’s board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Keysight.
Removal of Directors
Keysight’s Amended and Restated Bylaws provide that our stockholders may remove our directors only for cause, by an affirmative vote of holders of at least the majority of Keysight’s voting stock then outstanding.

Amendments to Amended and Restated Certificate of Incorporation
Keysight’s Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of its voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of directors, the filling of board vacancies, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, stockholder action by written consent, the ability of the board of directors to amend the bylaws, the elimination of liability of directors to the extent permitted by Delaware law, exclusive forum for certain types of actions and proceedings that may be initiated by Keysight’s stockholders and amendments of the Amended and Restated Certificate of Incorporation.
Amendments to Amended and Restated Bylaws
Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that they may be amended by Keysight’s board of directors or by the affirmative vote of holders of a majority of Keysight’s voting stock then outstanding, except that the affirmative vote of holders of at least 80% of Keysight’s voting stock then outstanding is required to amend certain provisions relating to the calling of special meetings of stockholders, the business that may be conducted or considered at annual or special meetings, the advance notice of stockholder business and nominations, stockholder action by written consent, the number, tenure, qualifications and removal of Keysight’s directors, the filling of board vacancies, director and officer indemnification and amendments of the bylaws.
Size of Board and Vacancies
Keysight’s Amended and Restated Bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors, subject to the rights of any holders of any series of preferred stock to elect directors under specified circumstances. Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Keysight’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.
Special Stockholder Meetings
Keysight’s Amended and Restated Certificate of Incorporation provides that only the board of directors, pursuant to a resolution adopted by the majority of the entire board, the chairman of the board of directors or Keysight’s chief executive officer, or, if the chief executive officer is absent or unable, by the president or any executive vice president, may call special meetings of Keysight’s stockholders. The majority of the board of directors must concur with the calling of the meeting by the chairman, chief executive officer, president or any executive vice president. Stockholders may not call special stockholder meetings.
Stockholder Action by Written Consent
Keysight’s Amended and Restated Certificate of Incorporation expressly eliminates the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of Keysight stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Keysight’s Amended and Restated Certificate of Incorporation mandates that advance notice of stockholder nominations for the election of directors will be given in accordance with the bylaws. The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the Amended and Restated Bylaws require that candidates for election as director disclose their qualifications and make certain representations.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Keysight’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Undesignated preferred stock
The authority that Keysight’s board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Keysight through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly. Keysight’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.